Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED ABSENT SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE STATE LAWS.

FORM OF SUBORDINATED CONVERTIBLE NOTE

New York, New York

January 4, 2011

FOR VALUE RECEIVED, Information Services Group, Inc. (the “Company”) hereby promises to pay to                    (the “Holder”) in United States dollars in immediately available funds (A) the principal amount of $                       on the seventh anniversary of the date hereof and (B) interest in arrears on the outstanding principal amount hereof, computed daily, at the rate of 3.875% per annum on January 31 of each calendar year and on the seventh anniversary of the date hereof.  The rate of interest on any unpaid principal or interest not paid when due and payable hereunder shall be 2.00% per annum above the rate of interest set forth in the immediately preceding sentence.  Interest shall be calculated on the basis of actual number of days elapsed and in a year of 365 days.  Principal and interest shall be payable by wire transfer pursuant to prior written instructions provided by the Holder.

If any day on which a payment is due pursuant to the terms of this Note is not a Business Day, such payment shall be due on the immediately following Business Day.  “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

If after the date hereof the closing price of the Company’s common stock (the “Common Stock”) on the Nasdaq Global Market exceeds $4 per share (as adjusted for stock splits, stock dividends, and the like) for 60 consecutive trading days (the “Trigger Event”), the Holder may at its option convert all (but not less than all) of the outstanding principal amount of this Note into shares of Common Stock at the rate of 1 share for every $4 in principal amount outstanding.  Simultaneously with such conversion the Company shall pay to the Holder all accrued but unpaid interest to the date of such conversion.

This Note is one of several notes of similar tenor issued by the Company on the date hereof pursuant to an agreement for the sale and purchase of the entire issued share capital of CCGH Limited dated the date hereof between the Company and the persons listed in the schedule 1 thereto (the “SPA”).  After the Trigger Event, the Company may at its option prepay from time to time all or any portion of the outstanding principal amount of this Note, with accrued but unpaid interest to the date of such prepayment on the amount prepaid, by giving the Holder 30 days written notice.  Notwithstanding the foregoing, the Holder shall have the right during such 30-day period to convert the outstanding principal amount into shares of Common Stock pursuant to the provisions above.

So long as                            is the Holder of this Note, the Company may set off any amount owed under this Note in accordance with the specific set-off provisions contained in clauses 7.12 and 8 of the SPA.  If this Note has been transferred in accordance with the terms hereof, the Company may, at its option, reduce any principal amount owed to the Holder under this Note if any amounts are owed to the Company pursuant to clauses 7.12 and 8 of the SPA by the original Holder of this Note.

At any time after January 31, 2013, the Holder may, prior to maturity thereof, surrender this Note at the principal office of the Company for transfer or exchange.  Within a reasonable time after notice to the Company from the Holder of its intention to make such exchange and without expense to the Holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Company shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of this Note, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as this Note. Each new note or notes shall be made payable to such person or persons as the Holder may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.  The Company may elect not to permit a transfer of this Note if it has not obtained satisfactory assurance that such transfer: (a) is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act of 1933, as amended, and the rules and regulations thereunder, and (b) is in compliance with all applicable state securities laws, including without limitation receipt of an opinion of counsel, which opinion shall be satisfactory to the Company.

At any time on or prior to January 31, 2013, without the Company’s prior written consent, the Holder shall not sell, assign or otherwise transfer this Note or any of its rights hereunder (subject to clause 3.9 of the SPA).

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Holder agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.

This Note shall be subject to the subordination provisions of Exhibit A hereto.

This Note shall, at the option of the Holder, become due and payable without notice or demand, upon the happening of any one of the following specified events by or with respect to the Company: (1) failure to pay any amount when due and payable as herein set forth, which failure is not cured within 30 days after written notice of such failure from the Holder; (2) the making of a general assignment for the benefit of creditors; (3) the filing of any petition or the commencement of any proceeding for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors; or (4) a Change of Control of the Company; provided that if the offer price in any Change of Control transaction is greater than or equal to $4 per share of Common Stock, the Holder shall be permitted to convert all (but not less than all) of the outstanding principal amount of this Note into shares of Common Stock at the rate of 1 share for every $4 in principal amount outstanding.  For purposes of this Note, “Change of Control” shall mean (i) the sale or other disposition in one or a series of related transactions of all or substantially all of the assets of the Company and its subsidiaries to any Person (or group of Persons acting in concert); or (ii) any transaction or series of related transactions (including without limitations a merger or recapitalization or similar transaction by the Company or a sale to a Person (or group of Persons acting in concert) of equity interests in the Company) that, in any case, results in any Person (whether or not such Persons act in concert) directly or indirectly owning or controlling more than 50% of the equity interests of the Company (or any resulting company after a merger).  “Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.

The Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any interest payment pursuant to this Note such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable tax laws.  If the Company so deducts or withholds (or causes to be deducted or withheld) any such amounts, such amounts shall be treated for all purposes of this Note as having been paid to the Holder in respect of which the Company made such deduction and withholding.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the Holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.  No waiver of any obligation of the Company under this Note shall be effective unless it is in a writing signed by the Holder.

If this Note is not paid in accordance with its terms, the Company shall pay to the Holder, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest, including, but not limited to, reasonable attorneys’ fees, court costs and other costs for the enforcement of payment of this Note.  All payments received by the Holder hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

INFORMATION SERVICES GROUP, INC.

By:
Name:
Title:

EXHIBIT A

Subordination Provisions

1.  Subordination. The Company covenants and agrees and the Holder, by its acceptance hereof likewise covenants and agrees, that this Note is subject to the provisions of this Exhibit A; and each holder of this Note, whether upon original issue or upon transfer, assignment or exchange thereof accepts and agrees that the payment of the principal amount of and interest on this Note by the Company shall, to the extent and in the manner herein set forth, be subordinated and junior in right of payment, to the prior payment in full of all existing and future secured indebtedness of the Company (“Senior Debt”).

2.  No Payment on Note in Certain Circumstances. (a)  If any default in the payment of any principal of or interest on any Senior Debt when due and payable, whether at maturity, upon any redemption, by declaration or otherwise, occurs and is continuing, no payment shall be made by the Company with respect to the principal of or interest on this Note or to acquire this Note for cash or property other than conversion of this Note into Common Stock in accordance with the Note.

(b)  If any default or event of default (other than a default in payment of the principal of or interest on any Senior Debt) occurs and is continuing (or if such a default or event of default would occur upon any payment with respect to this Note) with respect to any Senior Debt, as such default or event of default is defined in such Senior Debt, permitting the holders thereof to accelerate the maturity thereof and if the holder or holders or a representative of such holder or holders gives written notice of the default or event of default to the Company (a “Default Notice”), then, unless and until such default or event of default has been cured or waived or has ceased to exist, the Company shall not be obligated to, and shall not, (x) make any payment of or with respect to the principal of or interest on this Note or (y) acquire this Note for cash or property or otherwise other than conversion of this Note into Common Stock in accordance with this Note. After the default or event of default in such Default Notice has been cured or waived or ceases to exist, the Company shall, subject to paragraph 2(a), promptly pay to the Holder of this Note all sums which the Company would have been obligated to pay from the date of the Default Notice but for this paragraph 2(b).

(c) Notwithstanding the foregoing, in the event that any payment in cash or property shall be received by the Holder when such payment is prohibited by paragraph 2(a) or 2(b), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Debt in full after giving effect to any concurrent payment in respect of such Senior Debt; provided, however, that such amounts paid to the holders of Senior Debt shall not be deemed to discharge the amounts owed to the Holder of this Note.

3  Payment Over of Proceeds Upon Dissolution, Etc. (a) Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Debt shall first be paid in full, or such payment duly provided for, before any payment is made on account of the principal of or interest on this Note, or any acquisition of this Note for cash or property is made, other than conversion of this Note into Common Stock in accordance with this Note. Upon any such dissolution, winding-up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder of this Note would be entitled, except for the provisions hereof, other than conversion of this Note into Common Stock in accordance with this Note, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holder of this Note if received by it, directly to the holders of Senior Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

(b)  Notwithstanding the foregoing, in the event that any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, other than conversion of this Note into Common Stock in accordance with this Note, shall be received by the Holder when such payment or distribution is prohibited by paragraph 3(a), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been paid in full, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt; provided, however, that such amounts paid to the holders of Senior Debt shall not be deemed to discharge the amounts owed to the Holder of this Note.

4.  Subrogation. Subject to the payment in full of all Senior Debt, the Holder of this Note shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt until the principal amount of and interest on this Note shall be paid in full. It is understood that the provisions of this Exhibit A are and are intended solely for the purpose of defining the relative rights of the Holder of this Note, on the one hand, and the holders of the Senior Debt, on the other hand.

5.  Obligations of Company Unconditional. Nothing contained in this Note is intended to or shall impair, as between the Company and the Holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the Holder of this Note the principal amount of and interest on this Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holder of this Note and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights under this Exhibit A of the holders of the Senior Debt.

6.  Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Exhibit A, the Holder of this Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Holder of this Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Exhibit A.

7.  Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt.  No right of any present or future holders of any Senior Debt to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Senior Debt may extend, renew, modify or amend the terms of the Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, all without affecting the liabilities and obligations of the Holder of this Note.